Exhibit 99.1

News Release

WINNEBAGO INDUSTRIES REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2024 RESULTS

-- Full Year Operating Cash Flow of $143.9 Million Supports Company’s Strategic Growth Investments --
-- $106.8 Million Returned to Shareholders via Repurchases and Dividends in FY 2024, Despite Challenging Market Environment --
-- Leadership Changes at Winnebago Branded Businesses Aimed at Strengthening Market Position --
-- Company Issues Fiscal 2025 Financial Guidance --
EDEN PRAIRIE, MINNESOTA, October 23, 2024 -- Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today reported financial results for the Company's fourth quarter and full year Fiscal 2024.

Fourth Quarter Fiscal 2024 Financial Summary
•Revenues of $720.9 million
•Gross profit of $94.2 million, representing 13.1% gross margin
•Net loss per diluted share of $1.01 (includes goodwill impairment)
•Adjusted net earnings per diluted share of $0.28(1)
•Net cash from operations of $40.7 million

Full Year Fiscal 2024 Financial Summary
•Revenues of $2,973.5 million
•Gross profit of $433.5 million, representing 14.6% gross margin
•Net earnings per diluted share of $0.44 (includes goodwill impairment and loss on note repurchase)
•Adjusted net earnings per diluted share of $3.40(1)
•Net cash from operations of $143.9 million

CEO Commentary
“Winnebago Industries’ fourth quarter performance fell short of our expectations, primarily reflecting the sluggish retail demand environment and operating inefficiencies within our Winnebago branded businesses,” said Michael Happe, the Company’s President and Chief Executive Officer. “The RV industry continues to face various headwinds, including uncertain retail conditions, higher inventory carrying costs and slightly elevated inventories in the motorhome segment, leading to continued dealer hesitancy and increased promotional efforts. Despite the challenging operating conditions, in the fourth quarter we continued to focus on the variables within our control. We prioritized profitability and cash generation, aggressively managed inventory, and invested in new products and technologies to drive future growth.
“As evidenced by the recent launch of the Lineage Series M, Grand Design’s first motorized RV, product innovation remains a centerpiece of our long-term strategy,” Happe said. “We are continuously evolving our offerings to strike the right balance between cutting-edge features and the growing consumer preference for affordability, highlighted by products such as the Grand

Design Reflection 100 Series, the Grand Design Influence and the Winnebago Access. As we begin Fiscal 2025, our RV and marine brands are intensifying their efforts to deliver exceptional value to consumers across a range of price points.
“In recent weeks, we have implemented leadership changes to enhance our Winnebago Motorhome and Winnebago Towables businesses, both of which have underperformed in recent quarters,” Happe said. “Chris West, who previously served as Senior Vice President of Enterprise Operations and Barletta Boats, has been named President of the Winnebago branded Motorhome and Specialty Vehicles business. Don Clark, President of Grand Design and a proven leader with an unmatched track record of success and understanding of the RV industry over the last 40 years, has been promoted to Group President and will augment his responsibilities by providing executive oversight for the Winnebago Towables business. The extensive industry knowledge and leadership skills Chris and Don bring to their new roles will be invaluable in further enhancing Winnebago brand’s influence, impact, and market share through new products and technology innovations.”
Fourth Quarter Fiscal 2024 Results
Revenues were $720.9 million, a decrease of 6.5% compared to $771.0 million in the fourth quarter of last year, driven primarily by product mix, partially offset by higher unit volume.
Gross profit was $94.2 million, a decrease of 26.1% compared to $127.5 million in the fourth quarter of last year. Gross profit margin decreased 340 basis points in the quarter to 13.1%, reflecting higher warranty expense, operational challenges, and deleverage.
Operating expenses were $112.0 million, an increase of 60.4% compared to $70.0 million in the fourth quarter of last year. This increase was primarily driven by a $30.3 million impairment charge associated with the Chris-Craft reporting unit, start-up costs associated with the launch of the Grand Design motorized business, and strategic investments in engineering, digital technology development and increased data and information technology capabilities. The decline in fair value of the Chris-Craft reporting unit was driven primarily by softening in the marine industry as a result of sustained macroeconomic challenges impacting consumer demand, such as inflationary pressures and elevated interest rates, and the current uncertainty regarding the timing and degree of an economic recovery.
Operating loss was $17.8 million compared to operating income of $57.5 million in the fourth quarter of last year.
Net loss was $29.1 million, compared to net income of $43.8 million in the fourth quarter of last year. Reported net loss per diluted share was $1.01, compared to reported net earnings per diluted share of $1.28 in the fourth quarter of last year. Adjusted earnings per diluted share was $0.28(1), a decrease of 80.1% compared to adjusted earnings per diluted share of $1.41(1) in the fourth quarter of last year.
Consolidated Adjusted EBITDA was $28.7 million, a decrease of 60.6%, compared to $72.9 million last year.
Full Year Fiscal 2024 Results
Revenues were $3.0 billion, a decrease of 14.8% compared to $3.5 billion in Fiscal 2023, driven primarily by product mix and lower unit sales related to market conditions.
Gross profit was $433.5 million, a decrease of 26.0% compared to $586.1 million in Fiscal 2023. Gross profit margin decreased 220 basis points year-over-year to 14.6% as a result of deleverage, higher warranty expense, and operational challenges.
Operating expenses were $333.3 million, an increase of 16.8% compared to $285.4 million in Fiscal 2023. The increase was primarily due to the goodwill impairment charge associated with the Chris-Craft reporting unit, a full year of Lithionics operations and increased intangible amortization, start-up costs associated with the launch of the Grand Design motorized business, and strategic investments in engineering, digital technology development, and increased data and information technology capabilities, partially offset by lower incentive-based compensation.

Operating income was $100.2 million, a decrease of 66.7% compared to $300.7 million in Fiscal 2023.
Net income was $13.0 million, compared to net income of $215.9 million in Fiscal 2023. Reported earnings per diluted share was $0.44, compared to reported earnings per diluted share of $6.23 in the same period last year. Adjusted earnings per diluted share was $3.40(1), a decrease of 49.8% compared to adjusted earnings per diluted share of $6.77(1) in Fiscal 2023.
Consolidated Adjusted EBITDA was $190.6 million, a decrease of 46.3%, compared to $354.7 million last year.
Fourth Quarter and Fiscal 2024 Segments Summary
Towable RV

	Three Months Ended
($, in millions)	August 31, 2024	August 26, 2023	Change(1)
Net revenues	$317.0	$341.4	(7.2)%
Adjusted EBITDA	$20.6	$42.7	(51.9)%
Adjusted EBITDA Margin	6.5%	12.5%	(600) bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Revenues for the Towable RV segment were down compared to the prior year, primarily driven by a reduction in average selling price per unit related to product mix, partially offset by an increase in unit volume.
•Segment Adjusted EBITDA margin decreased compared to the prior year, primarily driven by higher warranty expense due to a favorable prior year trend, deleverage from a reduction in average selling price per unit related to product mix, and operational challenges in our Winnebago branded towable business.

	Year Ended
($, in millions)	August 31, 2024	August 26, 2023	Change(1)
Net revenues	$1,318.8	$1,415.3	(6.8)%
Adjusted EBITDA	$122.4	$172.1	(28.9)%
Adjusted EBITDA Margin	9.3%	12.2%	(290) bps

($, in millions)	August 31, 2024	August 26, 2023	Change(1)
Backlog	$137.1	$208.1	(34.1)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Revenues for the Towable RV segment were down compared to the prior year, primarily driven by a reduction in average selling price per unit related to product mix and targeted price reductions, partially offset by an increase in unit volume.
•Segment Adjusted EBITDA margin decreased compared to the prior year, primarily driven by deleverage, higher warranty expense due to a favorable prior year trend, and operational challenges at our Winnebago branded towable business.
•Backlog decreased due to current market conditions and a cautious dealer network as well as reduced order lead times due to production capacity.

Motorhome RV

	Three Months Ended
($, in millions)	August 31, 2024	August 26, 2023	Change(1)
Net revenues	$308.0	$317.7	(3.1)%
Adjusted EBITDA	$13.0	$22.4	(41.9)%
Adjusted EBITDA Margin	4.2%	7.0%	(280) bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Revenues for the Motorhome RV segment were down from the prior year due to product mix and a decline in unit volume related to market conditions, partially offset by price increases related to higher motorized chassis costs.
•Segment Adjusted EBITDA margin decreased compared to the prior year primarily due to deleverage, operational challenges, and higher warranty expense.

	Year Ended
($, in millions)	August 31, 2024	August 26, 2023	Change(1)
Net revenues	$1,279.8	$1,560.1	(18.0)%
Adjusted EBITDA	$73.7	$142.0	(48.1)%
Adjusted EBITDA Margin	5.8%	9.1%	(330) bps

($, in millions)	August 31, 2024	August 26, 2023	Change(1)
Backlog	$234.4	$688.6	(66.0)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Revenues for the Motorhome RV segment were down from the prior year due to a decline in unit volume related to market conditions and higher levels of discounts and allowances, partially offset by price increases related to higher motorized chassis cost.
•Segment Adjusted EBITDA margin decreased compared to the prior year, primarily due to deleverage, higher warranty expense, and operational challenges, partially offset by cost containment efforts.
•Backlog decreased due to current market conditions and a cautious dealer network.

Marine

	Three Months Ended
($, in millions)	August 31, 2024	August 26, 2023	Change(1)
Net revenues	$80.5	$96.4	(16.6)%
Adjusted EBITDA	$5.5	$10.3	(45.7)%
Adjusted EBITDA Margin	6.9%	10.6%	(370) bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Revenues for the Marine segment were down from the prior year, primarily driven by product mix, and a decline in unit volume related to market conditions and dealer destocking, partially offset by targeted price increases.
•Segment Adjusted EBITDA margin decreased compared to the prior year, primarily due to deleverage, and higher discounts and allowances, partially offset by targeted price increases.

	Year Ended
($, in millions)	August 31, 2024	August 26, 2023	Change(1)
Net revenues	$325.5	$469.7	(30.7)%
Adjusted EBITDA	$25.6	$60.5	(57.6)%
Adjusted EBITDA Margin	7.9%	12.9%	(500) bps

($, in millions)	August 31, 2024	August 26, 2023	Change(1)
Backlog	$260.0	$194.7	33.5%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Revenues for the Marine segment were down from the prior year, primarily driven by a decline in unit volume related to market conditions and product mix.
•Segment Adjusted EBITDA margin decreased compared to the prior year, primarily due to deleverage, partially offset by lower incentive-based compensation and cost containment efforts.
•Backlog increased primarily driven by the improvement in inventory position with dealers and continued market share growth.

Balance Sheet and Cash Flow
As of August 31, 2024, cash and cash equivalents were $330.9 million, compared with $309.9 million as of the end of Fiscal 2023. Total outstanding debt was $696.2 million ($709.3 million of debt, net of debt issuance costs of $13.1 million) with working capital of $584.0 million. Cash flow provided by operations was $40.7 million in the Fiscal 2024 fourth quarter. With a cash balance of $330.9 million and an undrawn asset-backed revolving credit facility of $350.0 million, the Company maintains meaningful financial flexibility, supported by its strong balance sheet and robust liquidity.

Quarterly Cash Dividend and Share Repurchases
On August 15, 2024, the Company’s Board of Directors approved a 10% increase in the quarterly cash dividend of $0.34 per share. The dividend was paid on September 25, 2024, to common stockholders of record at the close of business on September 11, 2024. In addition, Winnebago Industries executed share repurchases of $10.0 million during the Fiscal 2024 fourth quarter, bringing its total share repurchases for the Fiscal year to $70.0 million.

Business Outlook and Financial Guidance
For calendar year 2025, Winnebago Industries anticipates total North American RV wholesale shipments in the range of 320,000 to 350,000 units. Based on this outlook and the current business environment, the Company expects Fiscal 2025 consolidated revenues in the range of $2.9 billion to $3.2 billion, reported earnings per diluted share of $2.40 to $3.90(2) and adjusted earnings per diluted share of $3.00 to $4.50(2). The Company’s outlook takes into account prevailing trends in the RV sector, including competitive dynamics, shifts in consumer preferences, and key macroeconomic factors that may influence overall demand.

“We enter Fiscal 2025 confident in the long-term prospects of our business, optimism that is grounded in the strong market potential of our latest product innovations,” Happe said. “Although the recent easing of interest rates is expected to bolster consumer demand as we move into the second half of the 2025 calendar year, near-term visibility remains limited due to the potential for further economic instability and the likelihood of continued industry-wide destocking within the motorhome RV category.

“Amid this complex and dynamic market environment, we are managing capacity, output, and cost in a highly disciplined manner," said Bryan Hughes, the Company’s Senior Vice President and Chief Financial Officer. "We are focused on leveraging our strengths, optimizing our product mix, and maintaining operational flexibility to capitalize on opportunities that position our portfolio of premium brands to gain share as market conditions improve. We are committed to investing in our core competencies and enhancing the customer experience through new products and technologies, while maintaining a balanced approach to capital allocation that we believe will enable us to create value for our shareholders over the long term.”

Q4 FY 2024 Conference Call
Winnebago Industries, Inc. will discuss fourth quarter and full year Fiscal 2024 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call and view the accompanying presentation slides via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the business outlook and financial guidance for Fiscal 2025. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers and retail purchasers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; risk related to cyclicality and seasonality of our business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with our suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims and product recalls; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance ("ESG") matters, and our ability to meet our commitments; impairment of goodwill and trade names; risks related to our 2025 Convertible Notes, 2030 Convertible Notes, and Senior Secured Notes, including our ability to satisfy our obligations under these notes; and changes in recommendations or a withdrawal of coverage by third party security analysts. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Ray Posadas
ir@winnebagoind.com

Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Footnotes to News Release

Footnotes:

(1)     Beginning in the fourth quarter of Fiscal 2024, the Company updated its definition of Adjusted EPS to no longer adjust for the impact of a call spread overlay that was put in place upon the issuance of convertible notes, and which economically offsets dilution risk. Prior period amounts have been revised to conform to current year presentation.
(2)    Fiscal 2025 adjusted EPS guidance excludes the pretax impact of intangible amortization of approximately $22 million.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	August 31, 2024		August 26, 2023
Net revenues	$720.9	100.0%	$771.0	100.0%
Cost of goods sold	626.7	86.9%	643.5	83.5%
Gross profit	94.2	13.1%	127.5	16.5%
Selling, general, and administrative expenses	75.6	10.5%	64.3	8.3%
Amortization	6.1	0.8%	5.7	0.7%
Goodwill impairment	30.3	4.2%	—	—%
Total operating expenses	112.0	15.6%	70.0	9.1%
Operating (loss) income	(17.8)	(2.5)%	57.5	7.5%
Interest expense, net	5.9	0.8%	4.1	0.5%
Non-operating loss (income)	2.2	0.3%	(1.3)	(0.2)%
(Loss) income before income taxes	(25.9)	(3.6)%	54.7	7.1%
Provision for income taxes	3.2	0.4%	10.9	1.4%
Net (loss) income	$(29.1)	(4.0)%	$43.8	5.7%

(Loss) earnings per common share:
Basic	$(1.01)		$1.46
Diluted	$(1.01)		$1.28
Weighted average common shares outstanding:
Basic	28.8		30.0
Diluted	28.8		35.1

	Year Ended
(in millions, except percent and per share data)	August 31, 2024		August 26, 2023
Net revenues	$2,973.5	100.0%	$3,490.7	100.0%
Cost of goods sold	2,540.0	85.4%	2,904.6	83.2%
Gross profit	433.5	14.6%	586.1	16.8%
Selling, general, and administrative expenses	280.0	9.4%	267.7	7.7%
Amortization	23.0	0.8%	17.7	0.5%
Goodwill impairment	30.3	1.0%	—	—%
Total operating expenses	333.3	11.2%	285.4	8.2%
Operating income	100.2	3.4%	300.7	8.6%
Interest expense, net	21.1	0.7%	20.5	0.6%
Loss on note repurchase	32.7	1.1%	—	—%
Non-operating loss	8.0	0.3%	1.0	—%
Income before income taxes	38.4	1.3%	279.2	8.0%
Provision for income taxes	25.4	0.9%	63.3	1.8%
Net income	$13.0	0.4%	$215.9	6.2%

Earnings per common share:
Basic	$0.44		$7.12
Diluted	$0.44		$6.23
Weighted average common shares outstanding:
Basic	29.2		30.3
Diluted	29.5		35.4

Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	August 31, 2024	August 26, 2023
Assets
Current assets
Cash and cash equivalents	$330.9	$309.9
Receivables, net	183.5	178.5
Inventories, net	438.7	470.6
Prepaid expenses and other current assets	35.6	37.7
Total current assets	988.7	996.7
Property, plant, and equipment, net	338.9	327.3
Goodwill	484.2	514.5
Other intangible assets, net	479.0	502.0
Investment in life insurance	29.6	29.3
Operating lease assets	46.6	42.6
Other long-term assets	17.2	20.0
Total assets	$2,384.2	$2,432.4

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$144.7	$146.9
Current maturities of long-term debt, net	59.1	—
Accrued expenses	200.9	249.1
Total current liabilities	404.7	396.0
Long-term debt, net	637.1	592.4
Deferred income tax liabilities, net	3.0	11.7
Unrecognized tax benefits	5.4	6.1
Long-term operating lease liabilities	45.6	42.0
Deferred compensation benefits, net of current portion	6.6	7.9
Other long-term liabilities	8.5	8.2
Total liabilities	1,110.9	1,064.3
Shareholders' equity	1,273.3	1,368.1
Total liabilities and shareholders' equity	$2,384.2	$2,432.4

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Year Ended
(in millions)	August 31, 2024	August 26, 2023
Operating activities
Net income	$13.0	$215.9
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	35.6	29.2
Amortization	23.0	17.7
Amortization of debt issuance costs	3.2	3.1
Last in, first-out expense	4.2	0.5
Stock-based compensation	14.6	10.9
Deferred income taxes	8.1	16.3
Deferred compensation expense	0.9	0.7
Goodwill impairment	30.3	—
Loss on note repurchase	32.7	—
Contingent consideration fair value adjustment	1.1	0.6
Payments of earnout liability above acquisition-date fair value	(14.7)	(13.3)
Other, net	5.4	0.8
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	(5.2)	76.7
Inventories, net	27.2	63.8
Prepaid expenses and other assets	1.7	9.7
Accounts payable	(3.9)	(67.5)
Income taxes and unrecognized tax benefits	5.0	(8.9)
Accrued expenses and other liabilities	(38.3)	(61.7)
Net cash provided by operating activities	143.9	294.5

Investing activities
Purchases of property, plant, and equipment	(45.0)	(83.2)
Acquisition of business, net of cash acquired	—	(87.5)
Proceeds from the sale of property, plant, and equipment	0.4	0.4
Other, net	(1.3)	0.3
Net cash used in investing activities	(45.9)	(170.0)

Financing activities
Borrowings on long-term debt	2,652.2	3,718.0
Repayments on long-term debt	(2,596.0)	(3,718.0)
Payments for convertible note bond hedge	(68.7)	—
Proceeds from issuance of convertible note warrant	31.3	—
Proceeds from partial unwind of convertible note bond hedge	55.8	—
Payments for partial unwind of convertible note warrant	(25.3)	—
Payments of cash dividends	(36.8)	(33.2)
Payments for repurchases of common stock	(74.5)	(55.1)
Payments of debt issuance costs	(10.4)	—
Payments of earnout liability up to acquisition-date fair value	(5.8)	(8.7)
Other, net	1.2	0.2
Net cash used in financing activities	(77.0)	(96.8)

Net increase in cash and cash equivalents	21.0	27.7
Cash and cash equivalents at beginning of period	309.9	282.2
Cash and cash equivalents at end of period	$330.9	$309.9

Supplemental Disclosures
Income taxes paid, net	$14.4	$57.8
Interest paid	29.0	24.2

Non-cash investing and financing activities
Capital expenditures in accounts payable	$4.6	$3.0
Dividends declared not yet paid	10.9	10.2
Increase in lease assets in exchange for lease liabilities:
Operating leases	9.8	5.6
Financing leases	1.8	2.4

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 31, 2024	% of Revenues(1)	August 26, 2023	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$317.0		$341.4		$(24.4)	(7.2)%
Adjusted EBITDA	20.6	6.5%	42.7	12.5%	(22.2)	(51.9)%

	Three Months Ended
Unit deliveries	August 31, 2024	Product Mix(2)	August 26, 2023	Product Mix(2)	Unit Change	% Change
Travel trailer	5,649	69.0%	5,303	68.8%	346	6.5%
Fifth wheel	2,534	31.0%	2,408	31.2%	126	5.2%
Total Towable RV	8,183	100.0%	7,711	100.0%	472	6.1%

	Year Ended
	August 31, 2024	% of Revenues(1)	August 26, 2023	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$1,318.8		$1,415.3		$(96.5)	(6.8)%
Adjusted EBITDA	122.4	9.3%	172.1	12.2%	(49.7)	(28.9)%

	Year Ended
Unit deliveries	August 31, 2024	Product Mix(2)	August 26, 2023	Product Mix(2)	Unit Change	% Change
Travel trailer	21,636	67.5%	21,352	68.8%	284	1.3%
Fifth wheel	10,403	32.5%	9,701	31.2%	702	7.2%
Total Towable RV	32,039	100.0%	31,053	100.0%	986	3.2%

	August 31, 2024	August 26, 2023	Change(1)	% Change(1)
Backlog(3)
Units	4,850	5,111	(261)	(5.1)%
Dollars	$137.1	$208.1	$(71.0)	(34.1)%
Dealer Inventory
Units	15,940	16,744	(804)	(4.8)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 31, 2024	% of Revenues(1)	August 26, 2023	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$308.0		$317.7		$(9.8)	(3.1)%
Adjusted EBITDA	13.0	4.2%	22.4	7.0%	(9.4)	(41.9)%

	Three Months Ended
Unit deliveries	August 31, 2024	Product Mix(2)	August 26, 2023	Product Mix(2)	Unit Change	% Change
Class A	356	23.0%	408	25.7%	(52)	(12.7)%
Class B	463	30.0%	612	38.5%	(149)	(24.3)%
Class C	726	47.0%	570	35.8%	156	27.4%
Total Motorhome RV	1,545	100.0%	1,590	100.0%	(45)	(2.8)%

	Year Ended
	August 31, 2024	% of Revenues(1)	August 26, 2023	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$1,279.8		$1,560.1		$(280.4)	(18.0)%
Adjusted EBITDA	73.7	5.8%	142.0	9.1%	(68.3)	(48.1)%

	Year Ended
Unit deliveries	August 31, 2024	Product Mix(2)	August 26, 2023	Product Mix(2)	Unit Change	% Change
Class A	1,625	24.0%	2,142	25.5%	(517)	(24.1)%
Class B	2,278	33.7%	3,845	45.8%	(1,567)	(40.8)%
Class C	2,854	42.2%	2,407	28.7%	447	18.6%
Total Motorhome RV	6,757	100.0%	8,394	100.0%	(1,637)	(19.5)%

	August 31, 2024	August 26, 2023	Change(1)	% Change(1)
Backlog(3)
Units	897	3,828	(2,931)	(76.6)%
Dollars	$234.4	$688.6	$(454.1)	(66.0)%
Dealer Inventory
Units	3,933	4,068	(135)	(3.3)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	August 31, 2024	% of Revenues(1)	August 26, 2023	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$80.5		$96.4		$(16.0)	(16.6)%
Adjusted EBITDA	5.5	6.9%	10.3	10.6%	(4.7)	(45.7)%

	Three Months Ended
Unit deliveries	August 31, 2024	August 26, 2023	Unit Change	% Change
Boats	1,042	1,162	(120)	(10.3)%

	Year Ended
	August 31, 2024	% of Revenues(1)	August 26, 2023	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$325.5		$469.7		$(144.2)	(30.7)%
Adjusted EBITDA	25.6	7.9%	60.5	12.9%	(34.8)	(57.6)%

	Year Ended
Unit deliveries	August 31, 2024	August 26, 2023	Unit Change	% Change
Boats	4,149	5,714	(1,565)	(27.4)%

	August 31, 2024	August 26, 2023	Change(1)	% Change(1)
Backlog(2)
Units	3,403	2,545	858	33.7%
Dollars	$260.0	$194.7	$65.2	33.5%
Dealer Inventory(3)
Units	2,564	3,376	(812)	(24.1)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Our backlog includes all accepted orders from dealers which generally have been requested to be shipped within the next six months. Orders in backlog generally can be cancelled or postponed at the option of the dealer at any time without penalty; therefore, backlog may not necessarily be an accurate measure of future sales.
(3)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Year Ended
	August 31, 2024	August 26, 2023	August 31, 2024	August 26, 2023
Diluted (loss) earnings per share	$(1.01)	$1.28	$0.44	$6.23
Acquisition-related costs(1)	—	0.06	0.05	0.21
Litigation reserves(1)	—	(0.01)	—	(0.01)
Amortization(1)	0.21	0.16	0.78	0.50
Change in fair value of note receivable and other investments(1)	0.10	—	0.20	—
Contingent consideration fair value adjustment(1)	—	(0.04)	0.04	0.02
Tax impact of adjustments(2)	(0.07)	(0.04)	(0.25)	(0.17)
Goodwill impairment(3)	1.05	—	1.03	—
Loss on note repurchase	—	—	1.11	—
Adjusted diluted earnings per share(4,5)	$0.28	$1.41	$3.40	$6.77
(1)    Represents a pre-tax adjustment.
(2)    Income tax charge calculated using the statutory tax rate for the U.S. of 23.0% and 24.1% for Fiscal 2024 and Fiscal 2023, respectively.
(3)    Represents a non-cash impairment charge associated with the Chris-Craft reporting unit.
(4)    Beginning in the fourth quarter of Fiscal 2024, the Company updated its definition of Adjusted EPS to no longer adjust for the impact of a call spread overlay that was put in place upon the issuance of convertible notes, and which economically offsets dilution risk. Prior period amounts have been revised to conform to current year presentation.
(5)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA:

	Three Months Ended		Year Ended
(in millions)	August 31, 2024	August 26, 2023	August 31, 2024	August 26, 2023
Net (loss) income	$(29.1)	$43.8	$13.0	$215.9
Interest expense, net	5.9	4.1	21.1	20.5
Provision for income taxes	3.2	10.9	25.4	63.3
Depreciation	10.1	8.3	35.6	29.2
Amortization	6.1	5.7	23.0	17.7
EBITDA	(3.8)	72.8	118.1	346.6
Acquisition-related costs	—	1.9	1.5	7.5
Litigation reserves	—	(0.4)	—	(0.4)
Change in fair value of note receivable and other investments	3.0	—	6.0	—
Contingent consideration fair value adjustment	—	(1.4)	1.1	0.6
Goodwill impairment	30.3	—	30.3	—
Loss on note repurchase	—	—	32.7	—
Non-operating (income) loss	(0.8)	—	0.9	0.4
Adjusted EBITDA	$28.7	$72.9	$190.6	$354.7

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA, and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our ABL credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.